Exhibit 99.1

8503 Hilltop Drive
Ooltewah, Tennessee 37363
(423) 238-4171

APPROVED BY:	Jeffrey I. Badgley
Co-Chief Executive Officer

For Immediate Release

CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FTI Consulting, Inc.
Investor Contact: Daniel Haykin
(212) 850-5600

MILLER INDUSTRIES REPORTS 2015 FIRST QUARTER RESULTS

CHATTANOOGA, Tennessee, May 6, 2015 – Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced financial results for the first quarter ended March 31, 2015.

For the first quarter of 2015, net sales were $126.8 million, an increase of 21.7%, compared to $104.2 million for the first quarter of 2014. Net income in the first quarter of 2015 was $3.1 million, or $0.27 per diluted share, an increase of 29.5% as compared to net income of $2.4 million, or $0.21 per diluted share, in the prior year period.

Gross profit for the first quarter of 2015 was $12.0 million, or 9.4% of net sales, compared to $10.9 million, or 10.5% of net sales, for the first quarter of 2014. Selling, general and administrative expenses were $7.4 million, or 5.9% of net sales, compared to $7.2 million, or 6.9% of net sales, in the prior year period.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.16 per share, payable June 22, 2015, to shareholders of record at the close of business on June 15, 2015.

Jeffrey I. Badgley, Co-CEO of the Company, stated, “We are pleased with our first quarter performance, which is a testament to the hard work and dedication of our employees to increase production levels during the first quarter. We remained focused on improving our business in order to drive strong top- and bottom-line results. We continued to deliver on our orders, both domestically and abroad, as we worked to ramp up production and keep ahead of demand.”

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MILLER INDUSTRIES REPORTS 2015 FIRST QUARTER RESULTS	PAGE 2

Mr. Badgley added, “During the quarter, we continued to make inroads on a global scale. We are continuing to see high levels of quoting activity domestically and internationally. Additionally, we recently attended the April Florida Tow Show, where customer sentiment was quite positive and our new product offerings were very well-received, which give us confidence in the long-term prospects of our business and in our ability to increase our current order levels.”

Mr. Badgley concluded, “Overall, we remain enthusiastic about our long-term potential for growth, and are committed to delivering shareholder value. As customer and market sentiment continue to improve, our focus on efficient operations, dedication to controlling our costs, and proven ability to adapt to the changing market environment position us well. Our balance sheet remains strong, and we have continued to generate strong cash flow and operate from a position of financial strength, which places us in a strong position to fully take advantage of opportunities for future growth.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for tomorrow, May 7, 2015, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through a link at:

http://www.videonewswire.com/event.asp?id=102217

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through May 16, 2015. The replay number is (877) 344-7529, Passcode 10064780.

Miller Industries is The World’s Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.

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MILLER INDUSTRIES REPORTS 2015 FIRST QUARTER RESULTS	PAGE 3

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: the cyclical nature of our industry and changes in consumer confidence; economic and market conditions; our customers’ access to capital and credit to fund purchases, including the ability of our customers to secure floor plan financing; our dependence on outside suppliers of raw materials; changes in the cost of aluminum, steel and related raw materials; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulation; foreign currency fluctuation; competitors could impede our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; problems hiring or retaining skilled labor; the effects of new regulation relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; a disruption in our information technology systems; an inability to acquire insurance at commercially reasonable rates; and those other risks referenced herein, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for fiscal 2014, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our company.

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Miller Industries, Inc. and Subsidiaries Consolidated Statements of Income
(In thousands except per share data) (Unaudited)

	Three Months Ended
	March 31,
			%
	2015	2014	Change
NET SALES	$126,788	$104,168	21.7%
COST OF OPERATIONS	114,836	93,230	23.2%
GROSS PROFIT	11,952	10,938	9.3%
OPERATING EXPENSES:
Selling, General and Administrative Expenses	7,440	7,166	3.8%
Interest Expense, Net	163	70	132.9%
Other (Income) Expense, Net	56	62	-9.7%
Total Operating Expenses	7,659	7,298	4.9%
INCOME BEFORE INCOME TAXES	4,293	3,640	17.9%
INCOME TAX PROVISION	1,229	1,340	-8.3%
NET INCOME	3,064	2,300	33.2%
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	66	-100.0%
NET INCOME ATTRIBUTABLE TO MILLER INDUSTRIES, INC.	$3,064	$2,366	29.5%
BASIC INCOME PER COMMON SHARE	$0.27	$0.21	28.6%
DILUTED INCOME PER COMMON SHARE	$0.27	$0.21	28.6%
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.16	$0.15	6.7%
WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,315	11,285	0.3%
DILUTED	11,367	11,353	0.1%